EXHIBIT 11.1

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                          PRE-PAID LEGAL SERVICES, INC.
                 Statement re Computation of Per Share Earnings
                         (In 000's except per share amounts)


                                                            Three Months Ended
                                                                 March 31,
                                                           -------------------
                                                              2000       1999
                                                           --------    -------
BASIC EARNINGS PER SHARE:

Computation for Statement of Income
Earnings:
Net income applicable to common stockholders (a).........  $ 11,390    $  8,780
                                                           ========    ========
Shares:
Weighted average shares outstanding (net of 1,960 and
 797 shares of treasury stock, respectively),
 disregarding exercise of options or conversion of
 preferred stock.........................................    22,549      23,610
                                                           ========    ========
Basic earnings per common share (a)......................  $    .51    $    .37
                                                           ========    ========



DILUTED EARNINGS PER SHARE:

Computation for Statement of Income
Earnings:
Net income applicable to common stockholders (a).........  $ 11,390    $  8,780
Add: Dividends on preferred stock .......................         2           2
                                                           --------    --------
Net income applicable to common stockholders, as adjusted  $ 11,392    $  8,782
                                                           ========    ========

Shares:
Weighted average shares outstanding (net of 1,960 and
 797 shares of treasury stock, respectively),
 disregarding exercise of options or conversion of
 preferred stock..........................................   22,549      23,610
Assumed dilutive conversion of preferred stock ...........       70          70
Assumed exercise of options and warrants based on the
 treasury stock method using average market price.........      164         314
                                                           --------     -------
Weighted average number of shares, as adjusted............   22,783      23,994
                                                           --------     -------
Diluted earnings per common share (a)..................... $    .50     $   .37
                                                           ========   =========





(a) These amounts agree with the related amounts in the consolidated statements of income.